Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rosehill Resources, Inc. (formerly known as KLR Energy Acquisition Corp) on Form S-8 of our report dated February 27, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of KLR Energy Acquisition Corp. as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from September 21, 2015 (inception) through December 31, 2015 appearing in the Annual Report on Form 10-K of KLR Energy Acquisition Corp. for the year ended December 31, 2016 filed on February 27, 2017.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 15, 2017